Exhibit 99.1

RPM Appoints Craig S. Morford to Board of Directors;

William A. Papenbrock Retiring in October

Medina, OH – April 18, 2013 – RPM International Inc. (NYSE: RPM) announced today that it has appointed Craig S. Morford to its board of directors in anticipation of the retirement of William A. Papenbrock. Papenbrock will retire at the company’s upcoming annual meeting on October 10, 2013, after 41 years of service to the company.

Morford was appointed as a Class I member of the RPM board and will serve on the governance and nominating committee. His term will expire on October 10, 2013, at which time he will stand for re-election to the board in Class I by RPM’s stockholders.

Morford is the chief legal and compliance officer of Cardinal Health, a $108 billion health care services company traded on the New York Stock Exchange. Among his responsibilities are legal affairs, regulatory compliance, corporate governance, environmental health and safety compliance, corporate ethics and enterprise risk management. Before joining Cardinal Health, he spent 20 years with the U.S. Department of Justice, which included an appointment by President George W. Bush as acting U.S. deputy attorney general. In this role, he oversaw 100,000 employees at 93 U.S. Attorney offices, the Federal Bureau of Investigation, the Drug Enforcement Administration and the Bureau of Alcohol, Tobacco and Firearms. Morford is a member of The Association of General Counsel and serves on its executive committee. He also serves on the audit and compliance committee of the Ohio State University board of trustees. Morford earned his bachelor’s degree in economics from Hope College and a juris doctorate from Valparaiso University.

Papenbrock, who was elected to RPM’s board in 1972, is a retired partner of the law firm Calfee, Halter & Griswold LLP. He joined the firm as an attorney in 1964, became a partner in 1969 and was vice chairman of its executive committee. From 1970 until his retirement from the law firm in 1999, he provided RPM with counsel on the legal aspects of corporate transactions and securities regulation matters. He earned his B.S. degree in business administration from Miami University (Ohio) and his LL.B. degree from Case Western Reserve University Law School.

“Bill’s wise counsel and keen insight has directly impacted RPM’s growth and success over the last four decades and we are truly grateful to him for his service to the company and its shareholders,” stated Frank C. Sullivan, RPM chairman and chief executive officer. “RPM is sure to benefit from Craig’s experience and counsel, particularly on legal, regulatory and corporate governance matters and we welcome him to our board.”

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

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